Exhibit 10.1

German American Bancorp, Inc.
2026 Management Incentive Plan

Set forth below are the terms of the 2026 Management Incentive Plan (the "Plan") of German American Bancorp, Inc. (the "Company"), including certain scorecard details, for the following named executive officers of the Company (the "Named Executive Officers"): D. Neil Dauby (Chairman and Chief Executive Officer), Bradley M. Rust (President and Chief Financial Officer), Michael F. Beckwith (Executive Vice President and Chief Banking Officer), Amy D. Jackson (Executive Vice President and Chief Administrative Officer), and Bradley C. Arnett (Executive Vice President and Chief Legal Officer).

Each "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility and his or her expected individual level of contribution to the Company's achievement of its corporate goals. These balanced scorecards describe potential awards based on (i) performance for 2026 only ("short-term awards"), and (ii) performance for the three-years ending December 31, 2026 ("long-term awards"), as follows:

Potential Short-Term Cash Incentive Awards

Under the Plan, the Company will pay additional compensation in the form of annual cash incentive awards to the Named Executive Officers rewarding annual performance, contingent upon the achievement of certain goals that are established by the short-term balanced scorecards. The Company's Board of Directors (the "Board"), upon recommendation of its Compensation/Human Resources Committee (the "Committee"), established the criteria described below for the award of short-term cash incentive payments for the Named Executive Officers.

Potential short-term cash incentive awards for the Named Executive Officers will be determined by their individual scorecards as percentages of their 2026 base salaries, based on the extent to which 2026 performance levels are met, as follows:

	Potential Dollar Amount of 2026 Short-Term Award as Percentage of 2026 Base Salary at the Following Performance Levels		
Executive	**Good**	**Very Good**	**Exceptional**
Mr. Dauby	41.25%	68.75%	96.25%
Mr. Rust	33.75%	56.25%	78.75%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Arnett	26.25%	43.75%	61.25%

Credit is given proportionately for performance falling between the levels but is not given for performance that is not at least at the threshold level (i.e., "good" performance) or for that portion of performance that exceeds the maximum payout level (i.e., "exceptional" performance).

Cash incentive award entitlements, if any, for services during 2026 under the scorecards will be earned by each of the Named Executive Officers based on the extent to which levels of performance are met or exceeded with respect to the following components:

- formula assessments of 2026 corporate performance (80% weight); and
- judgmental assessments of individual performance during 2026 (20% weight).

- 2 - Corporate Performance Component For 2026, the short-term corporate performance criteria specified by the scorecards of each of the Named Executive Officers are the following measures of income, revenue, balance sheet growth, and asset quality, weighted as a percentage of each of their total short-term performance measures, as follows: Growth in core earnings per share (“EPS”)(1) 25% Core efficiency ratio(1) 10% Growth in core organic deposits and repurchase agreements 15% Growth in core organic loans 20% Average ratio of non-performing assets to total assets 10% (1) Core EPS and the core efficiency ratio will each exclude the impact of any items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance including, but not limited to, transaction- related expenses resulting from any mergers or acquisitions, changes in accounting standards, and gains or losses from discontinued businesses. See “Adjustments to Financial Measures” below for additional details. Individual Performance Component For 2026, the individual performance criteria for each of the Named Executive Officers (weighted as 20% of their respective total short-term performance measures) will be satisfied through the judgmental assessment of his or her respective overall job performance during 2026 (as to “good,” “very good,” and “exceptional”). Vesting and Clawback Potential Amounts payable in respect of 2026 short-term cash incentive awards will vest in periodic installments throughout 2026, if the recipient has continued to be employed by the Company as of each installment vesting date (subject to certain exceptions), and may be recouped by the Company if required under its Incentive Compensation Recovery Policy or by any other clawback or forfeiture policies maintained by the Company from time to time. 2026 Net Income Trigger Notwithstanding the satisfaction of one or all of the performance measures outlined above, no short- term cash incentive award will be payable by the Company unless the Company’s consolidated net income for 2026 is equal to or greater than the “trigger” amount established by the Board. Potential Long-Term Incentive Awards Long-term incentive (LTI) Awards are established by the Management Incentive Plan upon recommendation of the Committee based upon the executive officer’s level of responsibility, and are earned in proportion to the extent to which the Company has met or exceeded certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established. The Board established potential long-term incentive awards for its Named Executive Officers as percentages of their 2026 base salary based on the extent to which three-year performance levels are met, as follows:

Executive	Potential Dollar Amount of 2026 Long-Term Award as Percentage of 2026 Base Salary at the Following Performance Levels		
	Good	**Very Good**	**Exceptional**
Mr. Dauby	41.25%	68.75%	96.25%
Mr. Rust	33.75%	56.25%	78.75%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Arnett	26.25%	43.75%	61.25%

Credit is given proportionately for performance falling between the levels but is not given for performance that is not at least at the threshold level (i.e., "good" performance) or for that portion of performance that exceeds the maximum payout level (i.e., "exceptional" performance).

LTI awards for services during the three-year period ending December 31, 2026 under the scorecards are based on the following selected long-term corporate performance criteria:

- return on equity ("ROE")/return on tangible equity ("ROTE") (1/3 weight);
- return on assets ("ROA") (1/3 weight); and
- EPS growth (1/3 weight).

The Company's ROE/ROTE, ROA and EPS growth will each exclude the impact of any items that the Company and the Board consider as being unrepresentative of the Company's core operating performance including, but not limited to, transaction-related expenses resulting from any mergers or acquisitions, changes in accounting standards, and gains or losses from discontinued businesses. See "Adjustments to Financial Measures" below for additional details.

ROE/ROTE and ROA are each benchmarked against the Company's average of its percentile rankings for such criteria over each of the three years ending December 31, 2026, with each year's percentile ranking computed against that year's custom Midwest publicly-held banking company peer group (which peer group measures are similarly adjusted for material non-core activities). Prior to 2026, the Company used ROE (return on equity) as a criterion for its long-term equity incentive awards. However, beginning with the Plan (for 2026), the Company's Board elected to begin transitioning from ROE to ROTE (return on tangible equity). While ROE and ROTE are both important profitability metrics in banking, ROTE is generally preferred by investors and analysts because (i) tangible equity is more consistent with how regulatory capital is determined (allowing investors and analysts to assess how efficiently management allocates regulatory capital), and (ii) the goodwill generated during acquisitions is not subject to amortization – so acquisitions typically inflate total equity (with intangible assets excluded from equity, it is easier for investors and analysts to compare acquisitive companies with peers who have grown organically). For purposes of the ROE/ROTE criteria, the Company will determine the average of its three-year percentile rankings for ROE/ROTE by using: (a) the adjusted ROE rankings for the years ending on December 31, 2024, and December 31, 2025, and (b) the ROTE ranking for the year ending on December 31, 2026.

EPS growth, which reflects the Company's average growth rate for each of the three years ending December 31, 2026, is measured by comparing such average rate to growth rates established by the Board for each level of performance. The EPS growth rate for each year will be adjusted to reflect the Company's core operating performance in such year, as described above, and as otherwise deemed appropriate by the Board to ensure that the performance criteria remain appropriately challenging yet reasonably attainable when set.

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- 4 - The Company intends to satisfy any LTI award that is deemed earned for 2026 by issuing common shares of the Company (the transferability of which will be restricted pending satisfaction of a continuing employment vesting requirement) that have a market value equal to the dollar amount of the LTI award (in each case, rounded up to the nearest whole number of shares). Such restricted shares will be based upon the closing trading price of the Company’s common stock on the trading day that is the first business day immediately preceding the grant date. Vesting and Clawback Potential Amounts of Company stock payable to the executive officers in respect of LTI awards for the three- year period ended December 31, 2026 will vest in one-third installments on March 15 in 2027, 2028, and 2029, if the recipient has continued to be employed by the Company as of each such vesting date (subject to certain exceptions). Any such amounts will be subject to recovery or clawback by the Company if required under its Incentive Compensation Recovery Policy or by any other clawback or forfeiture policies maintained by the Company from time to time. 2026 Net Income Trigger Notwithstanding the satisfaction of one or all of the performance measures outlined above, no LTI award will be payable by the Company unless the Company’s consolidated net income for 2026 is equal to or greater than the “trigger” amount established by the Board. Expected Degree of Difficulty of Achieving Performance Levels The Committee and the Board established the target levels of achievement for the above measures to be challenging yet reasonably attainable, with threshold awards (i.e., “good” performance”) set at expected levels of attainment, and maximum awards (i.e., “exceptional” performance) set at an extremely difficult level to achieve. This was assessed using a combination of budget, historical performance, peer group performance, and the Company’s best estimates for 2026 performance. Overall, on a balanced approach when weighing all of the formula and judgmental performance factors in accordance with the scorecard weights, the Company believes that the performance levels are appropriately challenging. Adjustments to Financial Measures In establishing certain performance measures above, the non-interested members of the Board determined that such measures would exclude the impact of any items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance including, but not limited to, transaction-related expenses resulting from any mergers or acquisitions, changes in accounting standards, and gains or losses from discontinued businesses. The Board believes that failure to make these adjustments may inappropriately penalize or incentivize the affected Named Executive Officers for results that were not indicative of actual core performance. In addition, the Board believes that making appropriate adjustments may more effectively align management incentives with the Company’s strategies for long- term growth.